Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
James D. Nesci
President and Chief Executive Officer
BlueFoundryBank.com
jnesci@bluefoundrybank.com
201-972-8900

Blue Foundry Bancorp Reports Fourth Quarter and Year-End 2021 Results

RUTHERFORD, NJ --January 26, 2022-- Blue Foundry Bancorp (NASDAQ:BLFY) (the “Company”), the holding company for Blue Foundry Bank (the “Bank”), today reported a net loss of $19.6 million, or $(0.75) per basic and diluted common share, for the three months ended December 31, 2021 compared to a net loss of $1.8 million for the three months ended December 31, 2020. For the year ended December 31, 2021, the Company’s net loss increased $4.8 million to $36.3 million, or $(2.99) per basic and diluted common share, from a net loss of $31.5 million for the year ended December 31, 2020. The increase in net loss for the period was primarily as a result of the establishment of a $16.7 million valuation allowance on the Company’s deferred tax assets. Earnings per share for the year ended December 31, 2021 was calculated using 12,171,050 weighted average shares outstanding which represents zero shares outstanding prior to the conversion and related stock offering on July 15, 2021. Earnings per share for the three months ended December 31, 2021 was calculated using 26,307,456 weighted average shares outstanding.

Fourth quarter results included non-recurring pre-tax expenses of $2.8 million which included additional expenses of $2.0 million for the previously disclosed withdrawal from the Company’s pension plan and fees of $754 thousand for the prepayment of Federal Home Loan Bank of New York (“FHLBNY”) borrowings. Pre-provision net revenue for the three months ended December 31, 2021 adjusted for non-recurring events (as shown within the “Adjusted Pre-Provision Net Revenue” table on page 11) was a loss of $1.4 million compared to a loss of $2.1 million for the three months ended December 31, 2020. For the year ended December 31, 2021, pre-provision net revenue was a loss of $6.1 million, compared to a net loss of $6.5 million for the year ended December 31, 2020.

Total assets decreased $28.3 million to $1.91 billion at December 31, 2021 from $1.94 billion at December 31, 2020. During 2021, the Company utilized its elevated cash position and liquidity raised in the public offering to continue optimizing its balance sheet through funding loans, investing in securities, offsetting maturing high cost time deposits, and prepaying borrowings from the Federal Home Loan Bank of New York.

James Nesci, President and Chief Executive Officer, commented: “2021 was a historic year for Blue Foundry highlighted by our conversion into a fully stock form of company in July. During the year we made tremendous progress fortifying our balance sheet, we demonstrated our intention and ability to grow core deposits, and established a strong pipeline of high quality commercial loans. We are excited by the 63 basis points of net interest margin expansion achieved during the three months ended December 31, 2021 compared to the same period in 2020. As we closed out the year and move into 2022 we look forward to the continued growth in our core businesses.”

Balance Sheet Summary:

Cash and cash equivalents. Cash and cash equivalents decreased $123.0 million to $193.4 million at December 31, 2021 from $316.4 million at December 31, 2020. The Company received $250.8 million in net proceeds from the stock offering during the September 30, 2021 quarter. The increase in cash and cash equivalents from the stock offering was offset by security purchases, prepayment of FHLBNY borrowings and decreases in deposit balances.

Gross Loans. Gross loans held for investment increased $2.5 million, or 0.19%, to $1.281 billion at December 31, 2021 from $1.279 billion at December 31, 2020. The most significant drivers were net increases in multifamily and non-residential loans. These increases exceeded net payoffs and amortization in residential one-to-four family and construction loans as well as the ongoing forgiveness programs within the commercial & industrial portfolio attributable to loans made pursuant to the Paycheck Protection Program (“PPP”). For the year ended December 31, 2021, there were $196.2 million in originations of multifamily loans partially offset by $108.4 million of payoffs and amortization, $32.2 million in originations of non-residential loans partially offset by $18.7 million of payoffs and amortization, and $44.2 million of originations in commercial & industrial (primarily PPP loans) more than offset by $76.7 million in payoffs/forgiveness and amortization. The decrease in one-to-four family loans was primarily driven by $166.1 million in payoffs and amortization, partially offset by $115.5 million of originations, including $89.5 million in whole loan purchases.

Summary of loans receivable, net at December 31, 2021 and December 31, 2020, is as follows:

	December 31, 2021	December 31, 2020
	(Dollars in thousands)
Residential one-to-four family	$560,976	$611,603
Multifamily	515,240	427,436
Non-residential	141,561	128,141
Construction and land	23,419	33,691
Junior liens	18,464	23,814
Commercial and Industrial (PPP)	21,563	54,053
Consumer and other	87	99
Total loans	1,281,310	1,278,837

Deferred fees, costs and discounts, net	6,299	5,236
Allowance for loan losses	(14,425)	(16,959)
	(8,126)	(11,723)
Loans receivable, net	$1,273,184	$1,267,114

At December 31, 2021, the commercial and industrial portfolio includes $16.8 million of PPP loans with unamortized deferred fees of $595 thousand.

Securities Available-For-Sale. Securities available-for-sale increased $80.3 million, or 32.8%, to $324.9 million at December 31, 2021 from $244.6 million at December 31, 2020. During the year ended December 31, 2021, purchases of residential mortgage-backed securities, U.S. Treasury and Agency bonds, and corporate bonds were executed as interest rates rose. No securities were sold during the year ended December 31, 2021.

Assets Held-For-Sale, at Fair Value. Assets-held-for-sale decreased $5.3 million due to the sale of the premises held for sale during the current quarter. The sale resulted in a net loss on sale of $83 thousand. The Company had no assets-held-for-sale at December 31, 2021.

Securities Held-To-Maturity. Securities held-to-maturity increased $16.3 million to $23.3 million at December 31, 2021 from $7.0 million at December 31, 2020. The increase is due to an expansion of the portfolio during 2021.

Real Estate Owned, Net. Real estate owned, net decreased $624 thousand due to the sale of the premises held for sale during the current quarter. The sale resulted in a net loss on sale of $6 thousand. The Company had no real estate owned at December 31, 2021.

Other Assets. Other assets decreased $4.6 million, or 35.0%, to $8.6 million at December 31, 2021 from $13.2 million at December 31, 2020. This decrease was primarily as a result of the establishment of a $16.8 million valuation allowance on the Company’s full deferred tax assets. The establishment of the valuation allowance was driven by the Company’s three-year cumulative net loss.

Total Deposits. Total deposits decreased $109.1 million or 8.0% to $1.25 billion at December 31, 2021 compared to $1.36 billion at December 31, 2020 as the Company executed its strategy and allowed high cost time deposits to mature. Time deposits decreased $243.6 million, or 34.0%, to $473.8 million with a weighted average rate of 0.58%

at December 31, 2021 from $717.4 million with a weighted average rate of 1.55% at December 31, 2020. The decrease in time deposits was partially offset by an increase in checking, savings, and money market accounts. These accounts increased $134.5 million, or 21.1%, to $773.2 million at December 31, 2021 from $638.8 million at December 31, 2020. This shift resulted in the ratio of time deposits to total deposits decreasing from 52.9% at December 31, 2020 to 38.0% at December 31, 2021, and a decline in the blended deposit cost of funds to 0.33% for the three months ended December 31, 2021 from 0.97% for the three months ended December 31, 2020.

Borrowings. The Company had $185.5 million of borrowings at December 31, 2021, compared to $329.4 million of borrowings at December 31, 2020. The Bank extinguished $111.4 million in borrowings from the FHLBNY during the year ended December 31, 2021, incurring a prepayment penalty of $2.2 million. Additionally, $32.5 million of borrowings matured during the year ended December 31, 2021.
Total Equity. Total shareholders’ equity increased by $223.9 million to $429.5 million at December 31, 2021 compared to $205.6 million at December 31, 2020 primarily due to the conversion and related stock offering on July 15, 2021. The Bank’s capital ratios remain above the FDIC’s “well capitalized” standards.

Results of Operations:

Net Interest Income and Margin. For the three months ended December 31, 2021 net interest income was $12.3 million, an increase of $3.0 million, from $9.3 million for the three months ended December 31, 2020. Interest income increased $60 thousand for the three months ended December 31, 2021 to $14.2 million compared to the same period in 2020. Interest expense decreased by $3.0 million for the three months ended December 31, 2021 compared to the prior year period, as a result of the maturity of higher cost time deposits, a reduction in cost of funds on non-maturity deposits, and the prepayment and maturity of FHLBNY borrowings.

For the year ended December 31, 2021, net interest income was $42.9 million, an increase of $3.9 million compared to $39.1 million for same period in 2020. Interest income declined $5.6 million to $56.1 million for the year ended December 31, 2021 as compared to the year ended 2020. The decline in interest income was driven by a smaller average loan portfolio and to a lesser extent, the lower interest rate environment. Interest expense decreased by $9.5 million for the year ended December 31, 2021, driven by the same factors discussed for the three months ended December 31, 2021.

Our net interest margin increased by 48 basis points to 2.63% for the quarter ended December 31, 2021, from 2.15% for the September 2021 quarter. The yield on interest earning assets and net interest margin benefited from the utilization of the Bank’s cash position. The weighted average yield on interest-earning assets increased 30 basis points to 3.03% for the quarter ended December 31, 2021, from 2.73% for the quarter ended September 30, 2021, while the weighted average cost of interest-bearing deposits decreased 18 basis points to 0.34% for the quarter ended December 31, 2021, compared to 0.52% for the trailing quarter. Our cost of average deposits was 0.33% for the quarter ended December 31, 2021 as compared to 0.46% for the September 2021 quarter.

Net interest margin for the three months ended December 31, 2021 increased by 63 basis points to 2.63%, from 2.00% for the three months ended December 31, 2020. The yield on average interest earning assets decreased by 2 basis points from the three months ended December 31, 2020. The overall cost of average interest bearing liabilities decreased 66 basis points to 0.53% for the three months ended December 31, 2021 compared to the three months ended December 31, 2020 due to repricing and maturity of higher cost time deposits, a reduction in cost of funds on non-maturity deposits, and the prepayment and maturity of FHLBNY borrowings.

Net interest margin for the year ended December 31, 2021 increased by 10 basis points to 2.20% from 2.10% for the year ended December 31, 2020. The yield on average interest earning assets decreased by 44 basis points, primarily due to higher average cash balances with minimal yield, for the year ended December 31, 2021. The yield on average loans decreased by 8 basis points and the overall cost of average interest bearing liabilities decreased 55 basis points for the year ended December 31, 2021.

Non-interest Income. Non-interest income was $704 thousand for the three months ended December 31, 2021 compared to $673 thousand for the same period in 2020. Non-interest income of $2.5 million for the year ended December 31, 2021 represented an increase of $1.3 million from $1.2 million for the year ended December 31, 2020. The increase was driven by the the $1.3 million write down of real estate owned (“REO”) in 2020. All REO properties were sold during the current quarter.

Non-interest Expense. Non-interest expense increased $4.0 million to $17.4 million for the three months ended December 31, 2021 from $13.4 million for the three months ended December 31, 2020. During the three months ended December 31, 2021, the Company incurred a $2.0 million expense related to the withdrawal from the defined benefit pension plan and a $754 thousand expense related to the prepayment of Federal Home Loan Bank of New York borrowings. Additionally, compensation and employee benefits increased $1.9 million compared to the same period in 2020 due to higher employee compensation and employee stock ownership plan expenses. Those increases were offset by a decline in provisions for commitments and letters of credit of $1.2 million. Non-interest expense decreased $2.5 million to $74.7 million for the year ended December 31, 2021 from $77.1 million for the year ended December 31, 2020. The decrease in non-interest expense for the year ended December 31, 2021 was driven by higher non-recurring expenses recognized in the prior period partially offset by lower non-recurring expenses recognized in the 2021 year. For more detail on the non-recurring items, refer to the “Adjusted Pre-Provision Net Revenue” table on page 11. The increase of $3.1 million in data processing fees and the offsetting decrease of $4.0 million in professional fees for the year ended December 31, 2021 was driven by the transition from the use of consultants for information technology services during the 2020 period to managed services during 2021.

Asset Quality. The allowance for loan losses was $14.4 million at December 31, 2021 compared to $17.0 million at December 31, 2020. The allowance for loan losses to total loans was 1.13% at December 31, 2021 compared to 1.34% at December 31, 2020, while the allowance for loan losses to non-performing loans was 120% at December 31, 2021 compared to 132% at December 31, 2020. The Company recorded a recovery of provision for loan losses of $819 thousand and $2.5 million for the three months and year ended December 31, 2021, respectively, compared with a recovery of $236 thousand and a provision of $2.5 million for the three months and year ended December 31, 2020, respectively. The allowance for letters of credit and commitments was $2.0 million and $1.3 million at December 31, 2021 and 2020, respectively.

Non-performing loans totaled $12.0 million at December 31, 2021 compared to $12.9 million at December 31, 2020.

Income Tax Expense. The Company recognized an income tax expense of $16.1 million for the three months ended December 31, 2021 compared to an income tax benefit of $1.4 million for the three months ended December 31, 2020. The increase for the three months ended December 31, 2021 was primarily the result of the establishment of valuation allowances for the Company’s deferred tax assets. For the year ended December 31, 2021, the Company recorded an income tax expense of $9.6 million compared to an income tax benefit of $7.9 million for the year ended December 31, 2020. The increase for the year ended December 31, 2021 was driven by the same factor as the three month increase.

About Blue Foundry

Blue Foundry Bancorp is the holding company for Blue Foundry Bank, a place where things are made, purpose is formed, and ideas are crafted. Dedicated to individual support, Blue Foundry Bank offers a comprehensive line of products and services including personal and business banking and lending, to support clients’ financial goals and investment for growth. With its Universal Bankers acting more as partners, the process will be less about banking and more about living. To learn more about Blue Foundry, go to www.bluefoundrybank.com or call our Customer Service Center at 1-888-931-BLUE.

Forward Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation

Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: conditions related to the global coronavirus pandemic that has and will continue to pose risks and could harm our business and results of operations; general economic conditions, either nationally or in our market areas, that are worse than expected; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins and yields, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements and insurance premiums; changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; a failure or breach of our operational or security systems or infrastructure, including cyber-attacks; the inability of third party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related there to; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; the ability of the U.S. Government to manage federal debt limits; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Statements of Financial Condition
December 31, 2021 (Unaudited) and December 31, 2020

	December 31, 2021	December 31, 2020
	(Dollars in Thousands)
ASSETS
Cash and cash equivalents	$193,446	$316,445
Securities available for sale, at fair value	324,892	244,587
Assets held for sale	—	5,295
Securities held to maturity (fair value of $22,849 at December 31, 2021 and $6,979 at December 31, 2020)	23,281	7,005
Restricted stock, at cost	10,182	16,860
Loans receivable, net of allowance of $14,425 at December 31, 2021 and $16,959 at December 31, 2020	1,273,184	1,267,114
Real estate owned, net	—	624
Interest and dividends receivable	5,372	5,749
Premises and equipment, net	28,126	19,569
Right-of-use assets	25,457	24,878
Bank owned life insurance	21,662	21,186
Other assets	8,609	13,234
Total assets	$1,914,211	$1,942,546

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits	$1,247,040	$1,356,184
Advances from the Federal Home Loan Bank	185,500	329,400
Advances by borrowers for taxes and insurance	9,582	10,841
Lease liabilities	26,696	25,535
Other liabilities	15,922	14,986
Total liabilities	1,484,740	1,736,946

Shareholders’ equity
Common stock $0.01 par value; 70,000,000 shares authorized; 28,522,500 shares issued and outstanding	285	10
Additional paid-in capital	282,006	822
Retained earnings	169,457	205,799
Unallocated common shares held by ESOP	(21,905)	—
Accumulated other comprehensive loss	(372)	(1,031)
Total shareholders’ equity	429,471	205,600
Total liabilities and shareholders’ equity	$1,914,211	$1,942,546

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Statements of Operations
Three Months (Unaudited) and Year Ended December 31, 2021 (Unaudited) and 2020

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Dollars in Thousands)
Interest income:
Loans	$12,357	$12,548	$48,719	$54,125
Taxable investment income	1,757	1,487	6,821	6,872
Non-taxable investment income	121	141	513	628
Total interest income	14,235	14,176	56,053	61,625
Interest expense:
Deposits	1,036	3,270	7,884	15,881
Borrowed funds	863	1,586	5,220	6,676
Total interest expense	1,899	4,856	13,104	22,557
Net interest income	12,336	9,320	42,949	39,068
(Recovery of) provision for loan losses	(819)	(236)	(2,518)	2,518
Net interest income after (recovery of) provision for loan losses	13,155	9,556	45,467	36,550
Non-interest income:
Fees and service charges	565	420	1,975	1,739
(Loss) gain on sales and calls of securities available for sale	(1)	69	(1)	69
Loss on premises and equipment	—	—	(79)	—
Write-down of real estate owned	(6)	—	(6)	(1,390)
Other	146	184	590	789
Total other income	704	673	2,479	1,207
Non-interest expense:
Compensation and employee benefits	6,885	4,945	25,206	22,639
Loss on pension withdrawal	1,974	—	11,206	—
Occupancy and equipment	2,080	1,914	7,929	6,160
Loss on assets held for sale	83	10	104	12,775
Data processing	1,501	1,071	6,933	3,790
Prepayment Fees	754	—	2,155	843
Advertising	795	898	2,390	2,636
Professional services	1,709	2,262	4,528	8,519
Directors fees	136	123	549	493
Provision for commitments and letters of credit	148	1,311	689	1,311
Federal deposit insurance	110	126	494	326
Goodwill impairment	—	—	—	15,460
Contribution to Charitable Foundation	—	—	9,000	—
Other	1,205	708	3,487	2,177
Total operating expenses	17,380	13,368	74,670	77,129
Loss before income tax expense (benefit)	(3,521)	(3,139)	(26,724)	(39,372)
Income tax expense (benefit)	16,103	(1,377)	9,618	(7,866)
Net loss	$(19,624)	$(1,762)	$(36,342)	$(31,506)
Basic and diluted earnings per share	$(0.75)	n/a	$(2.99)	n/a
Weighted average shares outstanding	26,307,456	n/a	12,171,050	n/a

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands except for share data) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Performance Ratios (%)
Loss on average assets	(3.97)	(0.36)	(1.79)	(1.63)
Loss on average equity	(17.36)	(3.40)	(11.55)	(14.62)
Interest rate spread (1)	2.50	1.86	2.04	1.93
Net interest margin (2)	2.63	2.00	2.20	2.10
Efficiency ratio (3)	133.28	133.77	164.37	191.51
Average interest-earning liabilities to average interest-bearing liabilities	132.04	113.82	124.28	114.27
Tangible equity to tangible assets (4) (end of period)			22.42	10.58
Book value per share (5)			15.06	N/A
Tangible book value per share (6)			15.04	N/A

Asset Quality
Non-performing loans			$11,983	$12,856
Real estate owned, net			$—	$624
Non-performing assets			$11,983	$13,479
Allowance for loan losses as a percent of total loans (%)			1.13	1.34
Allowance for loan losses as a percent of non-performing loans (%)			120.38	131.92
Non-performing loans as a percent of total loans (%)			0.94	1.00
Non-performing assets as a percent of total assets (%)			0.63	0.69
Net charge-offs to average outstanding loans during the period (%)	—	0.02	—	—

(1) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.
(3) Efficiency ratio represents non-interest expense divided by the sum of net interest income plus non-interest income.
(4) Tangible equity equals $429.0 million, which excludes intangible assets ($437 thousand of capitalized software). Tangible assets equal $1.91 billion and excludes intangible assets.
(5) Per share metrics computed using 28,522,500 total shares outstanding.
(6) Tangible book value equals the Company’s tangible equity of $429.0 million divided by outstanding shares of 28,522,500.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Analysis of Net Interest Income
(Unaudited)

	Three Months Ended December 31,
	2021			2020
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollar in thousands)
Assets:
Loans	$1,276,698	12,357	3.84%	$1,307,340	12,548	3.82%
Mortgage-backed securities	160,372	708	1.75%	120,082	616	2.04%
Other investment securities	171,427	913	2.11%	118,774	713	2.39%
FHLB stock	10,549	158	5.96%	16,814	226	5.35%
Cash and cash equivalents	243,110	99	0.16%	288,826	73	0.10%
Total interest earning asset	1,862,156	14,235	3.03%	1,851,836	14,176	3.05%
Non-interest earning assets	96,592			75,499
Total assets	$1,958,748			$1,927,335
Liabilities and shareholders' equity:
NOW, savings, and money market deposits	715,653	256	0.14%	567,571	327	0.23%
Time deposits	495,608	781	0.62%	728,062	2,943	1.61%
Interest bearing deposits	1,211,261	1,037	0.34%	1,295,633	3,270	1.00%
FHLB advances	199,001	863	1.72%	331,314	1,586	1.90%
Total interest bearing liabilities	1,410,262	1,900	0.53%	1,626,947	4,856	1.19%
Non-interest bearing deposits	43,977			43,003
Non-interest bearing other	56,095			51,217
Total liabilities	1,510,334			1,721,167
Total shareholders' equity	448,414			206,168
Total liabilities and shareholders' equity	$1,958,748			$1,927,335
Net interest income		12,335			9,320
Net interest rate spread (1)			2.50%			1.86%
Net interest margin (2)			2.63%			2.00%
(1) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.

	Year Ended December 31,
	2021			2020
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollar in thousands)
Assets:
Loans	$1,274,885	48,719	3.82%	$1,388,863	54,125	3.90%
Mortgage-backed securities	154,882	2,908	1.88%	124,164	2,764	2.23%
Other investment securities	147,853	3,237	2.19%	125,794	3,127	2.49%
FHLB stock	14,373	744	5.17%	17,356	954	5.50%
Cash and cash equivalents	356,458	445	0.12%	200,068	655	0.33%
Total interest earning assets	1,948,451	56,053	2.88%	1,856,245	61,625	3.32%
Non-interest earning assets	87,443			72,297
Total assets	$2,035,894			$1,928,542
Liabilities and shareholders' equity:
NOW, savings, and money market deposits	676,697	1,091	0.16%	511,927	1,372	0.27%
Time deposits	610,092	6,793	1.11%	767,931	14,509	1.89%
Interest bearing deposits	1,286,789	7,884	0.61%	1,279,858	15,881	1.24%
FHLB advances	280,985	5,220	1.86%	344,517	6,676	1.94%
Total interest bearing liabilities	1,567,774	13,104	0.84%	1,624,375	22,557	1.39%
Non-interest bearing deposits	106,033			46,629
Non-interest bearing other	47,560			42,110
Total liabilities	1,721,367			1,713,114
Total shareholders' equity	314,527			215,428
Total liabilities and shareholders' equity	$2,035,894			$1,928,542
Net interest income		42,949			39,068
Net interest rate spread (1)			2.04%			1.93%
Net interest margin (2)			2.20%			2.10%
(1) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Adjusted Pre-Provision Net Revenue (Non-GAAP)
(Unaudited)

This press release contains certain supplemental financial information, described in the table below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Blue Foundry's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Blue Foundry's financial results and helps assess continuing core earnings. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Blue Foundry strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Net income, as presented in the Consolidated Statements of Operations, includes the provision for loan losses, provision for commitments and letters of credit, and income tax expense (benefits) while pre-provision net revenue does not.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Dollars in Thousands)
Adjusted pre-provision net revenue:
Net interest income	$12,336	$9,320	$42,949	39,068
Other Income	704	673	2,479	1,207
Operating Expenses, excluding provision for commitments and letters of credit	(17,232)	(12,057)	(73,981)	(75,818)
Pre-provision net revenue	(4,192)	(2,064)	(28,553)	(35,543)
Add: Prepayment fees	755	—	2,155	843
Add: Loss on pension withdrawal	1,974	—	11,206	—
Add: Charitable contribution	—	—	9,000	—
Add: Goodwill impairment	—	—	—	15,460
Add: Loss on assets held for sale	83	10	104	12,775
Pre-provision net revenue, as adjusted	$(1,380)	$(2,054)	$(6,088)	$(6,465)